Exhibit 10.1

SEVENTH AMENDMENT TO EMPLOYMENT AND

NON-COMPETITION AGREEMENT

This Seventh Amendment is made as of the 7th day of November 2013, by and between DAVID M. DeMEDIO (“DeMedio”), and USA TECHNOLOGIES, INC., a Pennsylvania corporation (“USA”).

Background

USA and DeMedio entered into an Employment And Non-Competition Agreement dated April 12, 2005, a First Amendment thereto dated May 11, 2006, a Second Amendment thereto dated March 13, 2007, a Third Amendment thereto dated September 22, 2008, a Fourth Amendment thereto dated April 14, 2011, a Fifth Amendment thereto dated as of July 1, 2011, and a Sixth Amendment thereto dated September 27, 2011, and USA has issued a letter to DeMedio dated September 24, 2009 (collectively, the “Agreement”). As more fully set forth herein, the parties desire to amend the Employment Agreement in certain respects.

Agreement

NOW, THEREFORE, in consideration of the covenants set forth herein, and intending to be legally bound hereby, the parties agree as follows:

          1. Amendments.

A. The following new Section 14 is hereby added to the Agreement:

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SECTION 14. Termination. In addition to the notice of non-renewal of the Employment Period referred to in Section 1(a) and to Section 3 (relating to a “for cause” termination) and Section 4 (relating to death or disability), DeMedio’s employment with USA may be terminated as follows:

A. Termination With Good Reason.

(i) Following the occurrence of a USA Transaction, DeMedio may voluntarily terminate DeMedio’s employment hereunder with Good Reason (as defined below) effective on the date DeMedio provides USA with a signed, written notice of DeMedio’s termination of employment pursuant to this Section 14.A.

(ii) If DeMedio voluntarily terminates DeMedio’s employment hereunder with Good Reason, DeMedio will be entitled to receive the following compensation and benefits:

(a) On or before the termination of DeMedio’s employment, USA shall pay to DeMedio a lump sum equal to one year of his base salary at the time of the termination date;

(b) USA shall pay to DeMedio all base salary or bonuses earned or vested on or before the date of termination;

(c) all restricted stock awards and stock options shall become immediately vested on the date of termination; and

(d) any benefits or compensation provided under the terms of any benefit plan or other provisions of this Agreement.

(iii) “Good Reason” means any of the following conditions which have occurred within a period of twelve (12) months following a USA Transaction, and which remains uncured after the expiration of 30 days following the delivery of written notice of such condition to USA by DeMedio, with respect to which DeMedio terminates employment within 90 days after the initial existence of the condition: (A) a material breach of the terms of this Agreement by USA; (B) the assignment by USA to DeMedio of duties in any way materially inconsistent with DeMedio’s authorities, duties, responsibilities, and status, as Chief Financial Officer of USA, or a material reduction or alteration in the nature or status of DeMedio’s authority, duties, or responsibilities as Chief Financial Officer; provided, however, that a material reduction or alteration referred to in this subsection (B) shall not include any change or reduction in DeMedio’s authorities, duties or responsibilities resulting solely from USA becoming a private company or a subsidiary or division of another company; (C) USA reduces DeMedio’s annual base salary; (D) any reduction by USA in the kind or level of employee benefits to which DeMedio is entitled immediately prior to such reduction with the result that DeMedio’s overall benefit package is significantly reduced unless such failure to continue a plan, policy, practice or arrangement pertains to all plan participants generally; or (E) requiring DeMedio to be based at a location in excess of 50 miles from DeMedio’s current residence.

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(iv) As a condition to DeMedio receiving any of the payments or benefits provided under this subsection A, DeMedio shall have executed and delivered to USA (and not revoked) a release of any and all claims, suits, or causes of action against USA and its affiliates in form reasonably acceptable to USA.

B. Termination Without Cause or Non-Renewal.

(i) USA, in its sole discretion, may at any time terminate DeMedio’s employment hereunder without cause (as such term is described in Section 3), by giving DeMedio at least 30 days’ (and not more than 90 days) prior written notice of USA’s intent to terminate DeMedio’s employment as of a specified date; provided, however, that during all or any part of the remaining Employment Period, USA, in its sole discretion, may modify, reduce or eliminate DeMedio’s duties hereunder.

(ii) If USA terminates DeMedio’s employment pursuant to subsection (i) , or if DeMedio’s employment is terminated upon the expiration of the Employment Period as a result of USA providing a notice of non-renewal to DeMedio pursuant to Section 1.a hereof, DeMedio will be entitled to receive the following compensation and benefits:

(a) On or before the termination of DeMedio’s employment, USA shall pay to DeMedio a lump sum equal to one year of his base salary at the time of the termination date;

(b) USA shall pay to DeMedio all base salary or bonuses earned or vested on or before the date of termination;

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(c) All restricted stock awards or stock options shall become immediately vested on the date of termination; and

(d) any other benefit or compensation provided under the terms of any benefit plan or other provisions of this Agreement.

C. Termination Without Good Reason.

DeMedio may at any time voluntarily terminate DeMedio’s employment hereunder without Good Reason (as such term is defined above), effective as of the end of the 90-day period beginning on the date DeMedio provides USA with a signed, written notice of DeMedio’s termination; provided, however, in its sole discretion (a) USA may accept such resignation effective as of an earlier date in lieu of waiting for passage of the 90-day notice period, or (b) during all or any part of the 90-day notice period, USA may retain DeMedio as an employee but modify, reduce or eliminate DeMedio’s duties hereunder. If DeMedio voluntarily terminates DeMedio’s employment hereunder without Good Reason, USA will pay to DeMedio only (a) DeMedio’s annual base salary earned through the date of termination, (b) all bonuses earned or vested on or before the date of termination, and (c) any benefits or compensation provided under the terms of any benefit plan or other provisions of this Agreement through the date of termination.

D. At the time of the consummation of a USA Transaction, and as a condition thereof, USA shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of USA expressly to assume and agree to perform this Agreement to the same extent that USA would be required to perform it if no such USA Transaction had taken place. Failure of USA to obtain an assumption of this Agreement at or prior to the consummation of such USA Transaction shall result in the termination of DeMedio’s employment on the date of the consummation of the USA Transaction. In the event of the termination of DeMedio’s employment, DeMedio shall receive from USA all of the compensation and benefits described in subparagraphs (a), (b), (c), and (d) of subsection (ii) of Section 14.B as if DeMedio’s employment had been terminated by USA pursuant to subsection (i) of Section 14.B on the date of the consummation of the USA Transaction. As used in this Agreement, USA shall mean USA and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement, by operation of law or otherwise.

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E. In addition to any other terms or conditions that survive the termination of DeMedio’s employment with USA, all of the terms and conditions of Sections 5 and 6 shall survive the termination of DeMedio’s employment with USA for any reason whatsoever, including under this Section 14.

F. Except as specifically provided otherwise herein, DeMedio shall not be required to mitigate the amount of any payment provided for in this Section 14 by seeking other employment or otherwise, nor shall the amount of such payment be reduced by reason of compensation or other income DeMedio receives for services rendered after DeMedio’s termination of employment with USA.

G. For purposes of this Agreement, the term “USA Transaction” shall mean:

(i) the acquisition by any person, entity or group required to file (or which would be required to file if USA had been subject to such provisions) a Schedule 13D or Schedule 14d-1 promulgated under the Securities Exchange Act of 1934 (“Exchange Act”) or any acquisition by any person entitled to file (or which would be entitled to file if USA had been subject to such provisions) a Form 13G under the Exchange Act with respect to such acquisition of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 51% or more of USA’s then outstanding voting securities entitled to vote generally in the election of Directors (the “Outstanding Shares”); or

(ii) a change in the composition of the Board of Directors of USA over a period of twenty-four (24) months or less such that the Continuing Directors (as defined below) fail to constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to USA). The term “Continuing Director” means at any date a member of the Board (i) who was a member of the Board on the date of the execution of this Agreement, or (ii) who was nominated or elected subsequent to such date by at least a majority (but not less than three) of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority (but not less than three) of the directors who were Continuing Directors at the time of such nomination or election, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of any person, entity or group other than the Board of Directors of USA; or

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(iii) approval by the shareholders of USA of a reorganization, merger, consolidation, liquidation, or dissolution of USA, or the sale, transfer, lease or other disposition of all or substantially all of the assets of USA (“Business Combination”).

Notwithstanding subsection (iii) above, and other than in connection with a liquidation or dissolution of USA, a Business Combination described in subsection (iii) above shall not constitute a USA Transaction if following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Shares immediately prior to such Business Combination beneficially own, directly or indirectly, more than 51% of the Outstanding Shares of the entity resulting from such business combination (including without limitation, an entity which as a result of such transactions owns USA or all or substantially all of USA’s assets either directly or through one or more subsidiaries), and (B) no person owns, directly or indirectly, 49% or more of the Outstanding Shares of the entity resulting from such Business Combination except to the extent that such ownership existed prior to the Business Combination.

B. Section 1(c) of the Agreement and the fourth paragraph of the September 24, 2009 letter from USA to DeMedio are hereby deleted from the Agreement in their entirety.

2. Modification. Except as otherwise specifically set forth in Paragraph 1, the Agreement shall not be amended or modified in any respect whatsoever and shall continue in full force and effect.

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3. Effective Time. The amendments to the Agreement made in Paragraph 1 hereof shall be effective from and after the date hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Seventh Amendment as of the day and year first above written.

/s/ David M. DeMedio
DAVID M. DeMEDIO

USA TECHNOLOGIES, INC.

By:	/s/ Stephen P. Herbert
Stephen P. Herbert Chief Executive Officer

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